UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016 (November 14, 2016)

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Brady R. Shirley as President and Chief Executive Officer

On November 14, 2016, DJO Global, Inc. (the “Company”), the indirect parent company of DJO Finance LLC (“DJOFL”), announced that it had entered into an employment agreement (“Employment Agreement”) with Brady R. Shirley, whereby Mr. Shirley will become the President and Chief Executive Officer of the Company effective November 14, 2016. In connection with Mr. Shirley’s appointment, he will also be appointed as a member of the Board of Directors of the Company. In addition, the Board of Managers of DJOFL will confirm the appointment of Mr. Shirley as President and Chief Executive Officer of DJFOL. A copy of the Employment Agreement is annexed hereto as Exhibit 10.1 and incorporated herein by reference.

Prior to his appointment as President and Chief Executive Officer, Mr. Shirley served as President, DJO Surgical for the Company since his appointment in March 2014. From August 2009 to September 2013, Mr. Shirley was CEO and a Director of Innovative Medical Device Solutions (“IMDS”), a company that provides comprehensive product development, manufacturing and supply chain management solutions for medical devices companies within the orthopedic medical device industry. At IMDS, Mr. Shirley managed the integration of four companies, consolidated the capital structure and led a successful sale of the business in 2013. From December 1992 to August 2009, Mr. Shirley had several key leadership positions with Stryker Corporation, including President of Stryker Communications and Senior Vice President of Stryker Endoscopy. At Stryker, Mr. Shirley was responsible for all domestic operations and profit and loss for the Communications division and was responsible for Global Product Development and Sales and Marketing for the Endoscopy division. Mr. Shirley received a Bachelor of Business Administration in Finance from the University of Texas, Austin.

Under the Employment Agreement, Mr. Shirley will be entitled to receive an annual base salary of $750,000 and an annual bonus at a target rate of 100% of his base salary, contingent on the Company achieving target performance objectives established by the Company’s Board of Directors. For the 2016 fiscal year, Mr. Shirley’s annual bonus will be calculated based on the formula applicable under the Company’s 2016 bonus plan approved by the Compensation Committee of the Board of Directors of the Company on April 4, 2016.

Pursuant to the Employment Agreement, Mr. Shirley has agreed to purchase at least $500,000 in shares of the Company’s common stock at fair market value within 180 days of November 14, 2016. Mr. Shirley will also be granted options to acquire 450,000 shares of the Company’s common stock at an exercise price per share equal to $16.46 pursuant to the form of stock option agreement annexed hereto as Exhibit 10.2. One-third of these stock options will vest in equal annual installments over five years, contingent on Mr. Shirley’s continued employment through each vesting date. The other two-thirds of the stock options will vest if the Company’s majority stockholder and its affiliates realize a return on their equity investment in the Company (referred to as “multiple of invested capital,” or “MOIC”) within a range of achievement of a MOIC between 1.5 and 2.25. A form of the subscription agreement relating to Mr. Shirley’s purchase of shares of the Company’s common stock is annexed hereto as Exhibit 10.3.

The Employment Agreement provides that in the event the Company terminates Mr. Shirley’s employment without Cause or Mr. Shirley resigns as a result of a Constructive Termination (each, as defined in the Employment Agreement), subject to Mr. Shirley’s execution and non-revocation of a release of claims in favor of the Company, Mr. Shirley will be entitled to a pro rata portion of the annual bonus earned for the year of termination, cash payments totaling one and a half times the sum of Mr. Shirley’s annual base salary plus his target annual bonus for the year of termination payable over time, and continued coverage under the Company’s benefit plans for 18 months.

The Employment Agreement also contains non-competition provisions, pursuant to which Mr. Shirley has agreed not to engage in specified activity competing with the Company for 18 months after a termination of his employment.

Retirement of Michael P. Mogul as President, Chief Executive Officer and Director

On November 14, 2016, Michael P. Mogul notified the Company of his intention to step down as President, Chief Executive Officer and Director of the Company, effective on November 14, 2016 (“Resignation Date”). Mr. Mogul has agreed to serve in an advisory position to the Company following the Resignation Date through December 31, 2016 (“Retirement Date”).

Mr. Mogul and the Company have entered into a Retirement Agreement and Amendment to Stock Option Agreements (the “Agreement”) in connection with Mr. Mogul’s retirement. A copy of the Agreement is annexed hereto as Exhibit 10.4 and incorporated herein by reference.

Pursuant to the Agreement, Mr. Mogul is entitled to receive:

•	a cash severance payment of $2,550,000, paid in substantially equal installments over the 18-month period following the Retirement Date;

•	the actual annual bonus earned for 2016, if any, and, in the event that the Board, in its discretion, decides to make adjustments or additional payouts under the 2016 annual bonus plan to its corporate leadership team’s annual bonuses, an equivalent percentage increase to annual bonus as compared to the average percentage increase to other members of the corporate leadership team of the Company;

•	any earned but unpaid prior quarter bonuses and benefits under other Company benefit plans, and in the event the Board, in its discretion, decides to make adjustments or additional payouts to the quarterly bonuses for the fourth quarter of 2016 to its corporate leadership team’s quarterly bonuses, an equivalent percentage opportunity increase to quarterly bonus as compared to the average percentage increase to other members of the corporate leadership team of the Company;

•	an extended option exercise period for 266,667 of his Company stock options that were vested as of the Retirement Date. Mr. Mogul will have until June 13, 2021 to exercise the vested stock options that remain outstanding (subject to all other terms of the applicable grant agreement). Notwithstanding the foregoing, to the extent the Board modifies the terms of or cancels, reissues or replaces outstanding time-based options held by other members of the corporate leadership team as of the Resignation Date, Mr. Mogul’s 266,667 vested stock based options will be modified, canceled, reissued or replaced in the same manner.

•	the Company will repurchase 218,712 of its common shares from Mr. Mogul at an aggregate repurchase price of $3,600,000.

Mr. Mogul’s 718,334 unvested stock options that are subject to performance-based vesting conditions will be forfeited on December 31, 2017 to the extent that they remain unvested on such date. If a “Post-Termination Vesting Event” (as defined in the applicable grant agreement) occurs during the period following the Retirement Date and before December 31, 2017 and all or a portion of such stock options become vested, they will remain outstanding until the earlier of 90 days following the date of such Post-Termination Vesting Event and the expiration of their term.

Mr. Mogul’s retirement will otherwise remain subject to the applicable termination provisions of his employment agreement, including non-competition, non-solicitation and no-hire provisions for the 18-month period following the Retirement Date. In addition, most of the payments described above are conditioned upon the execution of a general release of claims against the Company and its affiliates.

Item 7.01. Regulation FD Disclosure.

On November 14, 2016, the Registrant issued a press release announcing appointment of Mr. Shirley as the Company’s President and Chief Executive Officer and the retirement of Mr. Mogul. The press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item.

ITEM 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 14, 2016, between DJO Global, Inc. and Brady R. Shirley

10.2	Form of Stock Option Agreement between DJO Global, Inc. and Brady R. Shirley

10.3	Form of Subscription Agreement between DJO Global, Inc. and Brady R. Shirley

10.4	Retirement Agreement and Amendment to Stock Option Agreements, dated as of November 14, 2016, between DJO Global, Inc. and Michael P. Mogul

99.1	Press Release dated November 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, hereunto duly authorized.

Date: November 15, 2016	DJO FINANCE LLC

	By:	/s/ Bradley J. Tandy
	Name:	Bradley J. Tandy
	Title:	Executive Vice President, General Counsel and Secretary

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